Exhibit 99.1

NEWS
RELEASE

2010-09

FOR IMMEDIATE RELEASE
Contact: Kristine Boyd
(713) 688-9600 x135

FRONTIER OIL RESTARTS CHEYENNE REFINERY CRUDE UNIT

HOUSTON, TEXAS, August 27, 2010 – Frontier Oil Corporation (NYSE: FTO) today announced that the Cheyenne Refinery crude unit has fully restarted following the fire experienced on July 28, 2010.  Including the effect of the fire-related downtime, the Company estimates average crude throughput of 32,000 barrels per day at the Cheyenne Refinery for the third quarter 2010.  The Company also anticipates an increase to third quarter operating costs of approximately $6.0 million for repairs resulting from the fire.

Frontier operates a 135,000 bpd refinery located in El Dorado, Kansas, and a 52,000 bpd refinery located in Cheyenne, Wyoming, and markets its refined products principally along the eastern slope of the Rocky Mountains and in other neighboring plains states.  Information about the Company may be found on its website www.frontieroil.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  These statements are based on certain assumptions made by the Company based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.